Exhibit (j)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 45 to the registration statement on Form N-1A ("Registration Statement") of our report dated July 23, 2004 relating to the financial statements and financial highlights which appear in the May 31, 2004 Annual Report to Shareholders of Scudder Intermediate AMT/Tax Free Fund (a series of Scudder Tax Free Trust) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 30, 2004